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                                                                    EXHIBIT 11.1


                    AVIATION GROUP, INC. AND SUBSIDIARIES

                 COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                  (UNAUDITED)

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
                                                     Three Months Ended September 30,
                                                     --------------------------------
                                                        1997                  1996
                                                        ----                  ----
Weighted average shares outstanding:

  Common shares outstanding at
     beginning of period                               1,600,250            1,600,250

  Initial public offering                                530,769                   --

  Acquisition of Casper Air Service                       81,001                   --

  Shares issued on Bridge Notes                           22,933                   --

  Conversion of LEDC Note                                 43,333

  Common equivalent shares arising from:

     Assumed exercise of options                              --                2,174

     Assumed exercise of warrants                             --              210,435
                                                      ----------          -----------
Weighted average shares outstanding                    2,278,286            1,812,859
                                                      ==========          ===========
Net income (loss)                                     $ (622,000)         $  (329,000)
                                                      ==========          ===========
Computation of net income (loss) per common share:

Net income (loss) divided by weighted
     average shares outstanding                       $    (0.27)         $     (0.18)
                                                      ==========          ===========
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